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                                    Exhibit 4





                                                                    Roger Atreya
                                                             ratreya@ottolaw.com


VIA EMAIL AT rj@modernmfg.com

Roger Janssen
President and Chief Executive Officer
Modern Manufacturing Services, Inc.
6605 202nd SW
Lynnwood, WA 98036

Re: Engagement of The Otto Law Group, PLLC

Dear Mr. Janssen:

This Engagement Agreement confirms the principal terms under which Modern Manufacturing Services, Inc. a Nevada corporation, ("Modern" or the "Company") agrees to engage The Otto Law Group, PLLC ("Otto Law"). Under this Engagement Agreement, Otto Law will assist Modern with various matters including, without limitation, the following:

         1. Developing and executing the Company's strategic financing and growth plans;

         2.       Preparing  an  offering   memorandum   and/or  prospectus  and
                  developing other materials relevant to the Company's financing and growth strategy;

         3. Providing legal advice in connection with and assisting with certain securities, corporate finance, blue sky and investor issues; and

         4. Providing legal advice with respect to Modern's capitalization, corporate organization, contemplated financing, potential corporate transactions, corporate governance and other general business matters.

         In connection with the provision of the foregoing services, Otto Law proposes that Modern agree to the following compensation arrangement:

         1. Modern shall engage Otto Law for legal services required in connection with the matters as mentioned above; and


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         2.       Otto Law shall  bill  Modern for fees,  primarily  on a hourly basis, according to Otto Law's usual and customary charges; also, Otto Law may adjust its fees for factors such as the amount of work involved in the representation, unusual time constraints, use of prior work product, overall value of the services, and regular periodic firm hourly rate adjustments. Otto Law's discounted hourly rates are as follows: David
                  Otto's   hourly  rate  will  be  $295.00  per  hour   ($310.00
                  normally); the rate for associates will be $205.00 per hour ($220.00 normally) and $185.00 per hour (normally $200.00); and the rate for non-attorney members of our staff will be between $50.00 and $120.00 per hour ($60.00 to $135.00 normally).

We look forward to working together and helping Modern achieve its legal and business objectives. If the proposed terms are acceptable to Modern, please sign below and fax a signed copy of this Engagement Agreement to me.

         If you have any further questions or concerns, please do not hesitate to contact me.

                                   Sincerely,

                                   The Otto Law Group, PLLC


                                   /s/ Roger Atreya
                                   -----------------------------
                                   Roger Atreya



Agreed and Accepted this ____ day of February, 2003

MODERN MANUFACTURING SERVICES, INC.


By: /s/ Roger Janssen
    ------------------------------------
    Roger Janssen
    President and Chief Executive Officer